                         ENERGY BIOSYSTEMS CORPORATION
                           4200 RESEARCH FOREST DRIVE
                           THE WOODLANDS, TEXAS 77381

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 2, 1998

                            ------------------------

    The Annual Meeting of the Stockholders of Energy BioSystems Corporation, a Delaware corporation (the "Company"), will be held at the Company's offices, 4200 Research Forest Drive, The Woodlands, Texas, on Tuesday, June 2, 1998 at 10:00 a.m., local time, for the following purposes:

        1. To elect eight directors to serve until the annual stockholders' meeting in 1999 or until their successors have been elected and qualified;

        2. To ratify and approve the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 1998 fiscal year; and

        3. To act upon such other business as may properly come before the meeting or any adjournments thereof.

    Only stockholders of record at the close of business on April 17, 1998 are entitled to receive notice of, and to vote at, the meeting.

    IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS REGARDLESS OF THE SIZE OF YOUR HOLDINGS OR WHETHER YOU PLAN TO ATTEND THE MEETING. THEREFORE, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. IF YOU ARE PRESENT AT THE MEETING, AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                          By Order of the Board of Directors

                                          /s/ Paul G. Brown, III

                                          Paul G. Brown, III
                                          SECRETARY

May 1, 1998
The Woodlands, Texas

                         ENERGY BIOSYSTEMS CORPORATION
                           4200 RESEARCH FOREST DRIVE
                           THE WOODLANDS, TEXAS 77381

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

    The accompanying proxy is solicited by the Board of Directors of Energy BioSystems Corporation (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held on Tuesday, June 2, 1998 and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m., local time, at the Company's principal executive offices, 4200 Research Forest Drive, The Woodlands, Texas. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this Proxy Statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any such other matters.

    Each stockholder of the Company has the unconditional right to revoke his proxy at any time prior to its exercise, either in person at the Annual Meeting or by written notice to the Company addressed to Secretary, Energy BioSystems Corporation, 4200 Research Forest Drive, The Woodlands, Texas 77381. No revocation by written notice will be effective unless such notice has been received by the Secretary of the Company prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.

    The principal executive offices of the Company are located at 4200 Research Forest Drive, The Woodlands, Texas 77381. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy are being mailed to the Company's stockholders on or about May 1, 1998.

                               QUORUM AND VOTING

    The number of voting securities of the Company outstanding on April 17, 1998, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting was (i) 12,281,591 shares of common stock, par value $0.01 per share (the "Common Stock"), each share being entitled to one vote, and (ii) 698,100 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"). Shares of Preferred Stock have voting rights on all matters subject to a vote of the holders of Common Stock on an as-converted basis. As of the record date, the shares of Preferred Stock are entitled to an aggregate of 4,814,482 votes upon each of the matters to be voted on at the Annual Meeting. The total number of votes that may be cast at the Annual Meeting is 17,096,073.

    The presence, either in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. A plurality vote is required for the election of directors. Accordingly, if a quorum is present at the Annual Meeting, the eight persons receiving the greatest number of votes will be elected to serve as directors. Withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the vote of the holders of a majority of the shares present or represented at the Annual Meeting and entitled to vote on such matter. On any such matter, an abstention will have the same effect as a negative vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker non-vote will have no effect on such vote.

    All Proxies that are properly completed, signed and returned prior to the Annual Meeting will be voted. Any Proxy given by a stockholder may be revoked at any time before it is exercised by the stockholder (i) filing with the Secretary of the Company an instrument revoking it, (ii) executing and returning a Proxy bearing a later date or (iii) attending the Annual Meeting and expressing a desire to vote his shares of Common Stock in person. Votes will be counted by Harris Trust & Savings Bank, the Company's transfer agent and registrar.

                               PROPOSAL NUMBER 1:
                             ELECTION OF DIRECTORS

    The Board of Directors has nominated and urges you to vote for the election of the eight nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees listed below is a member of the Company's present Board of Directors. Proxies solicited hereby will be voted for all eight nominees unless stockholders specify otherwise in their proxies.

    If, at the time of or prior to the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

NOMINEES FOR DIRECTOR

    The eight nominees for election as directors and certain additional information with respect to each of them are as follows:

                                                                                                           YEAR FIRST
                NAME                      AGE                  POSITION WITH THE COMPANY                BECAME A DIRECTOR
------------------------------------      ---      --------------------------------------------------  -------------------
William E. Nasser...................          58   Chairman of the Board, President and Chief                    1992
                                                     Executive Officer
Ramon Lopez.........................          64   Director                                                      1994
R. James Comeaux....................          60   Director                                                      1997
Edward B. Lurier....................          67   Director                                                      1991
Thomas E. Messmore, CFA.............          52   Director                                                      1992
Daniel J. Monticello, Ph.D. ........          42   Director and Vice President, Research and                     1994
                                                     Development
John S. Patton......................          63   Director                                                      1997
William D. Young....................          53   Director                                                      1994

    WILLIAM E. NASSER. Mr. Nasser has served as Chairman of the Board, President and Chief Executive Officer since April 1998 and has been a Director since January 1992. Mr. Nasser formerly served as Chairman of the Board, President and Chief Executive Officer of Petrolite Corporation from 1992 to 1995 and as President of Petrolite from 1988 to 1992. He retired in November 1995 after over 30 years of service. Mr. Nasser currently is a director of Laclede Gas Company. He holds a B.S. degree in Chemical Engineering from the University of Notre Dame and an M.S. degree from the University of Oklahoma.

    RAMON LOPEZ. Mr. Lopez has been a Director since 1994 and served as Chairman of the Board of Directors from April 1997 until April 1998. Mr. Lopez served as Vice President--Safety, Environment and Technology of Shell Oil Company from October 1992 until his retirement in October 1993. He started his career with Shell in 1955 and held senior responsibilities in all areas of petroleum refining and marketing, including positions as Vice President of Manufacturing and Technical and General Manager of the

Western and Eastern Regions for Refining and Marketing. Mr. Lopez holds a B.S. degree in Chemical Engineering from the University of Florida.

    R. JAMES COMEAUX. Mr. Comeaux has been a Director since April 1997. Mr. Comeaux has been President and Chief Executive Officer of Petrochemical Management Incorporated since 1993. From 1989 to 1993, Mr. Comeaux served as President and Chief Executive Officer of Arcadian Corporation. He served as Senior Vice President of Fina, Inc. from 1984 to 1989. Prior to joining Fina, Mr. Comeaux spent 17 years at Gulf Oil Corporation. Mr. Comeaux is a director of Ivex Packaging Corporation. Mr. Comeaux received a B.S. degree in Chemical Engineering from Lamar University.

    EDWARD B. LURIER. Mr. Lurier has been a Director since 1991. Since 1984, Mr. Lurier has been the Chairman of the Board of Directors of Gryphon Management Company, Inc. and general partner of Gryphon Financial Partners II, a venture capital firm which he co-founded. Gryphon Financial Partners II is the general partner of Gryphon Ventures II, Limited Partnership, a limited partnership of which Ethyl Corporation is the sole limited partner. Mr. Lurier is a director of IGEN International Inc.

    THOMAS E. MESSMORE, CFA. Mr. Messmore has been a Director since 1992. Mr. Messmore has been Managing Director of Zurich Centre Resources, Ltd., a subsidiary of Zurich Insurance Group, since 1997. Previously, Mr. Messmore served as President and Chief Executive Officer of UBS Asset Management (New
York), Inc. from 1995 until October 1996. Mr. Messmore served as Senior Vice President of The Travelers Insurance Company from 1984 until his resignation in January 1994. Prior thereto, he served as Senior Vice President and Chief Financial Officer of the Keystone Massachusetts Group, an affiliate of The Travelers Insurance Company. Mr. Messmore received a B.S. degree in Engineering from West Virginia University and an M.B.A. from Harvard Business School.

    DANIEL J. MONTICELLO, PH.D. Dr. Monticello was the Company's first employee. He joined the Company in July 1990 as Vice President, Research and Development and became a Director in 1994. From 1983 to 1990, Dr. Monticello was employed by Miles Laboratories where he served in various capacities in the Biotechnology Products Division, including Manager of Biochemistry Research. Dr. Monticello earned his B.S. degree from the University of Michigan and his M.S. and Ph.D. in Microbiology from Michigan State University. His post-doctoral research at the University of Georgia from 1982 to 1984 concerned the microbial desulfurization of fossil fuels.

    JOHN S. PATTON. Mr. Patton has been a Director since January 1997. Since 1997, he has been the Director of Strategic Planning for Ethyl Corporation. He served as the Director of Investor Relations for Ethyl Corporation from 1989 through 1997. Mr. Patton also serves as chairman of Ethyl Ventures, Inc., a wholly-owned subsidiary of Ethyl Corporation which invests in early-stage development companies. Mr. Patton has served in various positions at Ethyl Corporation since 1974. Mr. Patton joined Sterling Seal Co. in 1957, where he served in various positions until Sterling Seal was acquired by VCA Corporation in 1972 and Ethyl Corporation in 1974. Mr. Patton currently is a regional director of Mellon Bank Corporation. He received a B.A. degree in Economics from Denison University and an M.B.A. from the University of Richmond.

    WILLIAM D. YOUNG. Mr. Young has been a Director since 1994. Mr. Young has been Chief Operating Officer of Genentech, Inc. since March 1997, with responsibility for overseeing Genentech, Inc.'s operations, business development and sales and marketing. Prior to joining Genentech, Inc. in 1980, Mr. Young spent 14 years with Eli Lilly and Company. He received his B.S. degree in Chemical Engineering from Purdue University and an M.B.A. from Indiana University. Mr. Young is also a Director of IDEC Pharmaceuticals, Inc. and is a member of the National Academy of Engineering.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

    All directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been duly elected and qualified. The Company's officers are elected annually by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements.

    The Company's Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than fifteen persons. The Board in its discretion and in accordance with such authority has currently fixed its size at eight members. No proxy will be voted for a greater number of persons than the number of nominees named herein.

DIRECTORS' MEETINGS AND COMPENSATION

    During 1997, the Board of Directors met nine times and took certain additional actions by unanimous written consent in lieu of meetings. During 1997, no director of the Company attended fewer than 75 percent of the meetings of the Board of Directors.

    Members of the Board of Directors are reimbursed for out-of-pocket expenses incurred in attending Board of Directors and committee meetings. During 1997, each of Messrs. Comeaux, Lopez, Nasser and Young received $1,000 for each board meeting attended. Directors who are employees of the Company do not receive any additional compensation for their services as a director. Mr. Lopez was paid $22,500 and received an option in 1997 to purchase 25,000 shares of Common Stock in connection with his service as Chairman of the Board and consulting services rendered to the Company. As amended, the option granted to Mr. Lopez entitles him to purchase such shares at an exercise price of $3.875 per share, subject to vesting requirements. No other director received compensation for consulting services in 1997.

    Under the Company's Non-Employee Director Option Plan, each nonemployee director (except for directors who received options during the preceding year for more than 4,000 shares of Common Stock under any other plan or agreement and subject to the right of each eligible nonemployee director to decline such grant) receives an automatic annual grant of non-qualified options to purchase 4,000 shares of Common Stock at an exercise price per share equal to the fair market value per share of Common Stock on the date the option is granted.

BOARD COMMITTEES

    The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee. The Audit Committee's functions include making recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plan and results of the auditing engagement, approving professional services provided by the independent public accountants, and reviewing the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are Messrs. Lopez, Lurier and Messmore. The Compensation Committee makes recommendations concerning compensation, including incentive arrangements, for the Company's officers. The Compensation Committee also administers the Company's Stock Compensation Plan. The current members of the Compensation Committee are Messrs. Lurier and Messmore.

    During 1997, the Audit Committee met one time and the Compensation Committee met two times and took certain additional actions by unanimous written consent in lieu of meetings. During 1997, no director of the Company attended fewer than 75 percent of the number of meetings of committees on which he served.

                             EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

    Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years.

NAME                                            AGE                         POSITION WITH THE COMPANY
------------------------------------------      ---      ---------------------------------------------------------------
William E. Nasser.........................          58   Chairman of the Board, President and Chief Executive Officer
Daniel J. Monticello, Ph.D. ..............          42   Vice President, Research and Development
Paul G. Brown, III........................          37   Vice President, Finance and Administration
William E. Heck...........................          68   Vice President, Engineering
Michael A. Pacheco, Ph.D. ................          41   Vice President, Process Development

    Information regarding the business experience of Mr. Nasser and Dr. Monticello is set forth above under the heading "Proposal Number 1: Election of Directors--Nominees for Director."

    PAUL G. BROWN, III. Mr. Brown has served as Vice President, Finance and Administration of the Company since September 1993. From February 1992 to September 1993, he served as Corporate Controller of the Company. Mr. Brown spent 10 years with Arthur Andersen & Co. from 1982 to 1992, serving most recently as a Tax Manager. Mr. Brown earned his B.S. degree in Accounting from the University of New Orleans.

    WILLIAM E. HECK. Mr. Heck has served as Vice President, Engineering of the Company since September 1992. He has over 35 years of experience in petroleum refinery management and operations. Mr. Heck spent 17 years with Tenneco Oil Company from 1972 to 1989, where he served in various executive and supervisory positions, most recently as Refining Technology Manager. From 1989 to September 1992, Mr. Heck was employed as the Engineering Manager of Murphy Oil U.S.A., Inc. Mr. Heck earned his B.S. degree in Chemical Engineering from the University of Houston and completed management programs at the University of Southern California and Harvard University.

    MICHAEL A. PACHECO, PH.D. Dr. Pacheco has served as Vice President, Process Development of the Company since April 1997. From 1984 to 1997, Dr. Pacheco held a variety of positions in the Refining Business Group of Amoco Corporation. He is a registered professional engineer in the State of California. Dr. Pacheco received his B.S. in Chemical Engineering from Clarkson University and his Ph.D. in Chemical Engineering from the University of California at Berkeley.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee (the "Committee") of the Board of Directors of the Company currently consists of Edward B. Lurier and Thomas E. Messmore, neither of whom is an officer or employee of the Company. The Committee is responsible for evaluating the performance of management, determining the compensation for certain executive officers of the Company and administering the Company's stock plans under which grants of stock options and restricted stock may be made to employees of the Company. The Committee has furnished the following report on executive compensation for 1997:

    Under the supervision of the Committee, the Company has developed a compensation policy which is designated to attract and retain key executives responsible for the success of the Company and motivate management to enhance long-term stockholder value. The annual compensation package for executive officers primarily consists of (i) a cash salary which reflects the responsibilities relating to the position and individual performance, (ii) variable performance awards payable in cash or stock and tied to the achievement of certain personal or corporate goals or milestones and (iii) long-term stock based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

    In determining the level and composition of compensation of each of the Company's executive officers, the Committee takes into account various qualitative and quantitative indicators of corporate and individual performance. Although no specific target has been established, the Committee generally seeks to set salaries at the median to high end of the range in comparison with peer group companies. In setting such salaries, the Committee considers its peer group to be certain companies in the biotechnology and environmental industries with market capitalizations similar to that of the Company. Such competitive group does not necessarily include the companies comprising the Peer Group Index reflected in the performance graph in this Proxy Statement. Because the Company is still in the development stage, the use of certain traditional performance standards (E.G., profitability and return on equity) is not currently appropriate in evaluating the performance of the Company's executive officers. Consequently, in evaluating the performance of management the Committee takes into consideration such factors as the Company's achieving specified milestones or goals under various research or development programs. In addition, the Committee recognizes performance and achievements that are more difficult to quantify, such as the successful supervision of major corporate projects, demonstrated leadership ability, and contributions to the industry and community development. For 1997, the Committee included in its evaluation the significant progress made by the Company, including the continuing advancement of the Company's research development under existing research and collaboration agreements.

    Base compensation is established through negotiation between the Company and the executive officer at the time the executive is hired, and then subsequently adjusted when such officer's base compensation is subject to review or reconsideration. While the Company has entered into employment agreements with certain of its executive officers, such agreements provide that base salaries after the initial year will be determined by the Committee after review. When establishing or reviewing base compensation levels for each executive officer, the Committee, in accordance with its general compensation policy, considers numerous factors, including the responsibilities relating to the position, the qualifications of the executive and the relevant experience the individual brings to the Company, strategic goals for which the executive has responsibility, and compensation levels of companies at a comparable stage of development who compete with the Company for business, scientific, and executive talents. As stated above, such comparable companies are generally those with similar market capitalizations and are not necessarily among the companies comprising the Peer Group Index reflected in the performance graph in this Proxy Statement. No predetermined weights are given to any one of such factors. In addition, in 1994 and 1995 the Company hired an independent compensation consultant to advise the Committee on general compensation matters and to prepare a report for the Committee with respect to the Company's compensation policy. Base salaries for each of the executive officers other than the Chief Executive Officer, as discussed below, were increased in 1996 following the Committee's review of recommendations made by the Chief Executive Officer and based on the consultant's report. Base salaries for the executive officers remained unchanged for 1997. The base salaries for the executive officers for fiscal 1997 were at the median level in comparison to the Company's peer group companies.

    In addition to each executive officer's base compensation, the Committee may award cash bonuses and/or grant awards under the Company's stock compensation plans to chosen executive officers depending on the extent to which certain defined personal and corporate performance goals are achieved. Such corporate performance goals are the same as discussed above. Because the Company's technology is still in the early stages of development, the Company has granted minimal bonuses to its executive officers. Bonuses were awarded to the Company's executive officers in 1997 in minimal amounts.

    All employees of the Company, including its executive officers, are eligible to receive long-term stock-based incentive awards under the Company's stock compensation plans as a means of providing such individuals with a continuing proprietary interest in the Company. Such grants further the mutuality of interest between the Company's employees and its stockholders by providing significant incentives for such employees to achieve and maintain high levels of performance. The Company's stock compensation plans enhance the Company's ability to attract and retain the services of qualified individuals. Factors considered in determining whether such awards are granted to an executive officer of the Company include the executive's position in the Company, his or her performance and responsibilities, the amount of stock options and restricted stock, if any, currently held by the officer, the vesting schedules of any such options or restricted stock and the executive officer's other compensation. While the Committee does not adhere to any firmly established formulas or schedules for the issuance of awards such as options or restricted stock, the Committee will generally tailor the terms of any such grant to achieve its goal as a long-term incentive award by providing for a vesting schedule encompassing several years or tying the vesting dates to particular corporate or personal milestones. For example, Messrs. Monticello, Brown, Heck, Pacheco and John were granted options to acquire an aggregate of 116,000 shares of Common Stock in 1997 in recognition of their continuing contributions to the Company, with vesting contingent on the Company accomplishing specific goals. See "Executive Compensation--Option Grants in Last Fiscal Year."

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    The Company paid its former President and Chief Executive Officer, John H. Webb, $225,000 in annual base salary during 1997, including three months of base salary paid under his severance agreement with the Company. Mr. Webb left the Company's employment as of October 1, 1997. Mr. Webb's base salary was initially set at $175,000 pursuant to an employment agreement effective September 16, 1991 and was increased by $12,500 (or approximately 7.1 percent) to $187,500 in January 1993 to keep pace with salaries being paid to other chief executive officers of similar companies and in recognition of the Company's progress in 1992. In January 1994, the Committee increased Mr. Webb's base salary by $37,500 (or approximately 20 percent) to $225,000. The Committee did not increase Mr. Webb's base salary after that date. In evaluating whether to increase Mr. Webb's base annual salary, the Committee considered a combination of factors, including Mr. Webb's responsibilities as the Company's President and Chief Executive Officer, the corporate goals for which he had responsibility, his contribution to the achievement of certain corporate and personal milestones, and the base salary paid to presidents of comparable peer group companies. Mr. Webb did not receive a bonus award for 1997.

    Mr. Webb's severance agreement obligated the Company to continue to pay Mr. Webb his base monthly salary of $18,750 through December 31, 1997 and to pay to Mr. Webb a lump-sum cash payment of $187,500 on January 15, 1998. The Company also agreed to continue certain employee benefits for Mr. Webb and his dependents through October 1998. The Committee also approved the extension of the vesting period of, and the exercisability period for, all of Mr. Webb's outstanding stock options through October 31, 1998, as part of his severance package.

    As of April 9, 1998, William E. Nasser was elected as the Company's Chairman of the Board, President and Chief Executive Officer. Mr. Nasser's employment agreement with the Company specifies an initial base annual salary of $200,000. In setting this initial base salary for Mr. Nasser, the Committee evaluated the compensation package for chief executive officers of peer group companies with similar market capitalizations. The Committee expects that when it reevaluates Mr. Nasser's base salary level in the future, it will consider a variety of factors, including Mr. Nasser's responsibilities, his general background and qualifications, his achievement of various corporate and personal milestones set by the Committee from time to time, and compensation levels for executives in Mr. Nasser's position and with his background at peer group companies. The Committee has not attached any particular relative weighting to the foregoing factors (or any other factors which the Committee may also consider in reaching compensation decisions for the Company's executive officers).

    Mr. Nasser will be eligible to receive such bonuses as may be determined by the Committee. The Committee will retain discretion to determine the amount of any incentive bonus awards to be paid to Mr. Nasser, and the Committee expects that it will evaluate a number of factors in reaching this decision, including the Company's strategic goals for which Mr. Nasser has responsibility, his other responsibilities, his initiatives and contributions to the Company's achievement of various corporate and strategic goals, and his own achievement of certain personal milestones as determined by the Committee from time to time.

    In connection with his election as the Company's Chairman of the Board, President and Chief Executive Officer, Mr. Nasser was granted a stock option to purchase 125,000 shares of Common Stock at an exercise price of $2.50 per share, which option grant was negotiated by the Company and Mr. Nasser as part of his employment agreement. The stock option was vested and exercisable on the date of grant with respect to 50,000 shares, with the remaining 75,000 shares vesting at a rate of 6,250 shares per month. Prior to his election as the Company's Chairman of the Board, President and Chief Executive Officer, Mr. Nasser was granted a fully vested stock option in January 1998 to purchase 50,000 shares of Common Stock at an exercise price of $2.00 per share, and was granted an additional stock option in January 1998 to purchase 50,000 shares of Common Stock at an exercise price of $2.00 per share vesting at a rate of 5,000 shares for each month in which Mr. Nasser provided consulting services pending the Company's selection of a new Chief Executive Officer to replace Mr. Webb. The Committee expects that Mr. Nasser will participate in the Company's stock compensation plans on the same general terms as other participants in such plans with respect to future stock option grants that he may be granted from time to time, although the amount of shares underlying option grants to Mr. Nasser will be potentially larger than for other employees as a result of his position.

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), added by the Revenue Reconciliation Act of 1993, places a $1 million cap per executive on the deductible compensation that can be paid to certain executives of publicly-traded corporations. Amounts that qualify as "performance based" compensation under Section 162(m)(4)(c) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, stock options will qualify as performance based compensation. The Committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on the Company in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

    The foregoing report is given by the following members of the Compensation
Committee:

                                       Edward B. Lurier
                                      Thomas E. Messmore

    The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table summarizes certain information regarding aggregate cash compensation, stock option and restricted stock awards and other compensation earned by each of the five most highly compensated executive officers and the Company's former President and Chief Executive Officer during the last three years.

                                                                               LONG-TERM COMPENSATION
                                                        ANNUAL COMPENSATION   ------------------------
                                                                              RESTRICTED   SECURITIES
                                                       ---------------------     STOCK     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR       SALARY      BONUS      AWARDS     OPTIONS (#)   COMPENSATION
------------------------------------------  ---------  ----------  ---------  -----------  -----------  ---------------
Daniel J. Monticello, Ph.D. ..............       1997  $  161,000  $   1,442      --           10,000   $  12,800(1)
 Vice President, Research and Development        1996  $  161,000     --          --           13,000   $  13,673(2)
                                                 1995  $  153,117  $     709   $  15,625(4)     15,000  $  13,248(3)
Paul G. Brown, III .......................       1997  $  126,600     --          --           20,000   $  10,080(1)
 Vice President, Finance and                     1996  $  124,203     --          --           15,000   $   9,936(2)
 Administration                                  1995  $  117,553  $     709   $   9,375(4)     14,000  $   9,404(3)
William E. Heck ..........................       1997  $   75,500     --          --            5,000   $   6,040(1)
 Vice President, Engineering                     1996  $   75,500     --          --           --       $   6,040(2)
                                                 1995  $   73,036  $     818      --           --       $   5,843(3)
Michael A. Pacheco, Ph.D.(5)..............       1997  $   91,537  $     311      --           79,000   $  32,667(1)(6)
Mark W. John(7) ..........................       1997  $  127,000     --          --            2,000   $  10,160(1)
 Vice President, Sales and Marketing             1996  $  127,000     --          --           12,000   $  10,160(2)
                                                 1995  $  122,250  $     810   $  12,500(4)     14,000  $   9,780(3)
John H. Webb(8) ..........................       1997  $  225,000     --          --            9,000         --
 Former President and Chief Executive            1996  $  225,000     --          --           --       $  21,592(2)
 Officer                                         1995  $  225,000  $     709      --           70,000   $  16,000(3)

--------------------------

(1) Represents Company contributions to the Company's Simplified Employee Pension Plan ("SEP"). During the year ended December 31, 1997, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table. Accordingly, no such amounts are included in the Summary Compensation Table.

(2) Represents Company contributions to the SEP. During the year ended December 31, 1996, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table. Accordingly, no such amounts are included in the Summary Compensation Table.

(3) Represents Company contributions to the SEP. During the year ended December 31, 1995, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table. Accordingly, no such amounts are included in the Summary Compensation Table.

(4) Messrs. Monticello, Brown and John were granted 2,500, 1,500 and 2,000 shares of restricted stock, respectively, on January 3, 1995, under the Company's Stock Compensation Plan. All of such shares vested on June 3, 1995. The restricted stock value shown in the table is based upon the closing price of the Common Stock on The Nasdaq Stock Market on the date of grant.

(5) Dr. Pacheco joined the Company in April 1997 at an annual salary of $120,000.

(6) Includes $30,000 of relocation expenses paid for Dr. Pacheco.

(7) Mr. John resigned as an officer of the Company effective April 13, 1998.

(8) Mr. Webb resigned as an officer of the Company effective September 30, 1997.

STOCK OPTIONS

    The following table sets forth information concerning the grant of stock options under the Company's Stock Compensation Plan during 1997 to the executive officers named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------------
                                                        PERCENTAGE                             POTENTIAL REALIZABLE
                                                         OF TOTAL                                VALUE AT ASSUMED
                                            NUMBER OF     OPTIONS                             ANNUAL RATES OF STOCK
                                           SECURITIES   GRANTED TO                            PRICE APPRECIATION FOR
                                           UNDERLYING    EMPLOYEES    EXERCISE                    OPTION TERM(2)
                                             OPTIONS     IN FISCAL    PRICE PER   EXPIRATION  ----------------------
NAME                                       GRANTED(1)      1997         SHARE        DATE         5%         10%
-----------------------------------------  -----------  -----------  -----------  ----------  ----------  ----------

Daniel J. Monticello, Ph.D...............      10,000         3.1%    $   4.625    4/03/07    $   29,086  $   73,711

Paul G. Brown, III.......................      20,000         6.2%    $   4.625    4/03/07    $   58,173  $  147,421

William E. Heck..........................       5,000         1.5%    $   4.625    4/03/07    $   14,543  $   36,855

                                               20,000         6.2%    $    6.00    4/03/07    $   75,467  $  191,249
                                               50,000        15.4%    $    4.75    4/03/07    $  137,351  $  348,631
Michael A. Pacheco, Ph.D.................       2,000         0.6%    $   4.625    4/03/07    $    5,817  $   14,742

Mark W. John.............................       9,000         2.8%    $   4.625    4/03/07    $   26,178  $   66,340

John H. Webb.............................      --           --           --           --          --          --

--------------------------

(1) No stock appreciation rights ("SARs") or other instruments were granted in tandem with the options reflected in this table.

(2) The Securities and Exchange Commission requires disclosure of the potential realizable value or present value of each grant. The disclosure assumes the options will be held for the full ten-year term prior to exercise. Such options may be exercised prior to the end of such ten-year term. The actual value, if any, an executive officer may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the stock price will appreciate at the rates shown in the table. If the assumed annual rate of stock price appreciation of 5% or 10% per year should occur, the market value per share of Common Stock at the end of the ten-year option term would be (i) $7.53 and $12.00, respectively, for the options granted to Messrs. Monticello, Brown, Heck, John and Webb, (ii) $9.77 and $15.56, respectively, for the option for 20,000 shares granted to Mr. Pacheco and (iii) $7.13 and $11.35, respectively, for the option for 50,000 shares granted to Mr. Pacheco.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information concerning option exercises and the value of unexercised options held by the executive officers of the Company named in the Summary Compensation Table.

                      AGGREGATED OPTION EXERCISES IN 1997
                     AND OPTION VALUES AT DECEMBER 31, 1997

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS HELD
                                                             OPTIONS HELD AT DECEMBER    AT DECEMBER 31, 1997(1)
                                    SHARES        VALUE            31, 1997 (#)                    ($)
                                 ACQUIRED ON    REALIZED    --------------------------  --------------------------
NAME                             EXERCISE (#)      ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-------------------------------  ------------  -----------  -----------  -------------  -----------  -------------

Daniel J. Monticello, Ph.D.....       --           --          219,860         32,660    $ 447,774              0

Paul G. Brown, III.............       --           --           44,206         48,814            0              0

William E. Heck................       --           --           18,248         16,952            0              0

Michael A. Pacheco, Ph.D.......       --           --           13,000         59,000            0              0

Mark W. John...................       --           --           75,960         70,754    $  93,933    $    88,542

John H. Webb...................      183,000    $ 851,758       63,600        260,140    $  17,641    $   276,696

--------------------------

(1) Computed based on the difference between aggregate fair market value and aggregate exercise price. The fair market value of the Company's Common Stock on December 31, 1997, was $3.25 based on the average of the high and low prices on the Nasdaq National Market on December 31, 1997.

SIMPLIFIED EMPLOYEE PENSION PLAN

    In April 1992, the Company adopted a Simplified Employee Pension Plan (the "SEP") for all employees. Under the terms of the SEP, employees are eligible to participate after completion of six months of service. The Company has the discretion to determine how much, if anything, it will contribute to the employee's accounts in the SEP each year. Currently, the Company contributes an amount equal to eight percent of the employees' monthly compensation to the SEP. Employees are vested immediately and there is at present no employee contribution. Total expense under the SEP was approximately $316,150 for the year ended December 31, 1997.

PERFORMANCE GRAPH

    The following performance graph compares the performance of the Company's Common Stock to the Nasdaq Combined Composite Index and an index of Peer Group companies for the period beginning March 12, 1993 and ending December 31, 1997. The "Peer Group" is composed of companies in the environmental services industry (Air and Water Technologies, American Ecology Corp., Catalytica Inc., Environmental Elements Corp., Gundle/SLT Environmental Inc., Layne Christensen Co, Philip Services Corp. and Wahlco Environmental Systems). The index of Peer Group companies is weighted according to the respective market capitalization of its component companies as of December 31, 1997. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at March 12, 1993, and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             DOLLARS                3/12/93   12/31/93   12/30/94   12/29/95   12/31/96   12/31/97

Energy BioSystems Corporation         100.00     191.67     104.17     116.67     100.00      54.17

Nasdaq Combined Composite Index       100.00     116.29     110.15     155.78     191.60     235.12

Peer Group Index                      100.00      91.90      54.52      63.07      91.06      94.78

                        COMPARISON OF CUMULATIVE RETURN
                      AMONG ENERGY BIOSYSTEMS CORPORATION,
                      NASDAQ COMBINED COMPOSITE INDEX AND
                                PEER GROUP INDEX

                                                           3/12/93     12/31/93     12/30/94     12/29/95     12/31/96
                                                         -----------  -----------  -----------  -----------  -----------

Energy BioSystems Corporation..........................         100       191.67       104.17       116.67       100.00

Nasdaq Combined Composite Index........................         100       116.29       110.15       155.78       191.60

Peer Group Index.......................................         100        91.90        54.52        63.07        91.06

                                                          12/31/97
                                                         -----------
Energy BioSystems Corporation..........................       54.17
Nasdaq Combined Composite Index........................      235.12
Peer Group Index.......................................       94.78

    The Company is using the Peer Group Index for purposes of the performance graph because of the discontinuation of the Standard & Poor's Pollution Control Index used in its performance graphs in prior years.

    The foregoing stock price performance comparisons shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such comparisons by reference, and shall not otherwise be deemed filed under such acts.

    There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

EMPLOYMENT AGREEMENTS

    In January 1996, the Company entered into an employment agreement with Dr. Daniel J. Monticello providing for an initial annual salary of $161,000, which is to be reviewed no less than annually by the Board of Directors. The agreement expires in April 2002. If Dr. Monticello is terminated without cause, as that term is defined in the agreement, the Company is obligated to pay Dr. Monticello an amount not greater than one year of his salary at the time of termination. Dr. Monticello's current annual salary is $169,000.

    In July 1995, Mr. Brown entered into a five-year employment agreement with the Company providing for an initial annual salary of $119,840 which is to be reviewed no less than annually by the Board of Directors. If he is terminated without cause, as that term is defined in the agreement, the Company is obligated to pay him an amount not greater than six months of his salary at the time of termination. Mr. Brown's current annual salary is $135,500.

    In August 1991, John H. Webb, the Company's former President and Chief Executive Officer, entered into a five-year employment agreement with the Company effective September 16, 1991 providing for Mr. Webb to serve as President for an initial annual salary of $175,000, to be reviewed no less than annually by the Board of Directors. The agreement was extended in January 1996 through January 2001. The agreement also provided that Mr. Webb will serve as a director of the Company if the Company so requested. If Mr. Webb were terminated without cause, as that term is defined in the agreement, the Company was obligated to pay Mr. Webb an amount not greater than one year of his salary at the time of termination. On September 30, 1997, Mr. Webb and the Company entered into a severance agreement in connection with Mr. Webb's resignation as an officer of the Company. The severance agreement obligated the Company to continue to pay Mr. Webb his base monthly salary of $18,750 through December 31, 1997 and to pay to Mr. Webb a lump-sum cash payment of $187,500 on January 15, 1998. The Company also agreed to continue certain employee benefits for Mr. Webb and his dependents through October 1998. The vesting period of, and the exercisability period for, all of Mr. Webb's outstanding stock options was extended through October 31, 1998, as part of his severance package.

    In October 1997, Dr. Pacheco entered into a five-year employment agreement with the Company providing for an initial annual salary of $120,000, which is to be reviewed no less than annually by the Board of Directors. If Dr. Pacheco is terminated without cause, as that term is defined in the agreement, the Company is obligated to pay Dr. Pacheco an amount not greater than six months of his salary at the time of termination. Dr. Pacheco's current annual salary is $148,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors of the Company currently consists of Messrs. Lurier and Messmore. No member of the Compensation Committee of the Board of Directors of the Company was, during 1996, an officer or employee of the Company, or was formerly an officer of the Company or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K.

    During fiscal 1996, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors of the Company or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

CERTAIN TRANSACTIONS

    Ramon Lopez, a director of the Company, was paid $22,500 and received an option in 1997 to purchase 25,000 shares of Common Stock in connection with his service as Chairman of the Board and consulting services rendered to the Company. As amended, the option granted to Mr. Lopez entitles him to purchase such shares at an exercise price of $3.875 per share, subject to vesting requirements.

                               PROPOSAL NUMBER 2:
                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has appointed the firm of Arthur Andersen LLP as the Company's independent public accountants to make an examination of the accounts of the Company for the fiscal year ending December 31, 1998, subject to ratification by the Company's stockholders. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so. They will also be available to respond to appropriate questions from stockholders attending the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of March 31, 1998, certain information with respect to the shares of Common Stock and Series B Preferred Stock beneficially owned by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock or the Series B Preferred Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company named in "Executive Compensation" and (iv) all directors and executive officers of the Company as a group.

                                                                                      AMOUNT AND NATURE
                                                                                        OF BENEFICIAL
                                                     AMOUNT AND NATURE                  OWNERSHIP OF
                                                       OF BENEFICIAL                      SERIES B
                                                        OWNERSHIP OF     PERCENT OF       PREFERRED      PERCENT OF
NAME OF BENEFICIAL OWNER                              COMMON STOCK(1)       CLASS         STOCK(1)          CLASS
---------------------------------------------------  ------------------  -----------  -----------------  -----------
Gryphon Ventures II, Limited Partnership ..........        2,136,078          17.4%          --              --
  222 Berkeley Street, Suite 1600
  Boston, Massachusetts 02116
Zesiger Capital Group LLC .........................        2,321,577(2)       17.3%         160,300           23.0%
  320 Park Avenue, 30th Floor
  New York, New York 10022
Ethyl Corporation .................................        1,319,316(3)        9.9%         160,000           22.9%
  300 South Fourth Street
  Richmond, Virginia 23217
State of Wisconsin Investment Board ...............          942,500           7.7%          --              --
  121 E. Wilson Street, 2nd Floor
  Madison, Wisconsin 53702
Keystone, Inc. ....................................          732,862(4)        5.8%          40,000            5.7%
  200 Crescent Court, Suite 500
  Dallas, Texas 75201
General Motors Employees Domestic Group Trust......          689,655(5)        5.3%         100,000           14.3%
  c/o Pecks Management
  One Rockefeller Plaza
  New York, New York 10020
Farmers Insurance Group of Companies ..............          579,066(6)        4.5%          80,000           11.5%
  4680 Wilshire Boulevard
  Los Angeles, California 90010
Froley Revy Investment Co., Inc. ..................          275,862(7)        2.2%          40,000            5.7%
  1900 Wilshire Boulevard, Suite 1050
  Los Angeles, California 90024
Ramon Lopez........................................           39,500(8)       *              --              --
R. James Comeaux...................................           25,000          *              --              --
Edward B. Lurier...................................        2,162,078(9)       18.4%          --              --
Thomas E. Messmore.................................           47,000(10)      *              --              --
Daniel J. Monticello, Ph.D.........................          222,410(11)       1.8%          --              --
William E. Nasser..................................          150,650(12)      *              --              --
William D. Young...................................           27,000(13)      *              --              --
Paul G. Brown, III.................................           45,706(14)      *              --              --
William E. Heck....................................           18,248(15)      *              --              --
Mark W. John.......................................           75,960(16)      *              --              --
Michael A. Pacheco.................................           13,000(17)
All directors and executive officers as a group (13        2,825,532(18)      21.8%          --              --
  persons).........................................

------------------------

*   Represents less than 1% of the class.

(1) Unless otherwise indicated, each of the stockholders designated above has sole voting and investment power with respect to the securities shown to be owned by such stockholder.

(2) Includes 1,105,517 shares issuable upon conversion of Series B Preferred Stock.

(3) Includes 1,103,448 shares issuable upon conversion of Series B Preferred Stock owned by Ethyl Corporation ("Ethyl"). Excludes 2,136,078 shares of Common Stock beneficially owned by Gryphon Ventures II, Limited Partnership ("Gryphon"), a limited partnership of which a wholly-owned subsidiary of Ethyl is the sole limited partner, and as to which Ethyl has no voting or dispositive power, based upon information provided in a Schedule 13D filed by Ethyl with the Securities and Exchange Commission on November 7, 1994, as amended.

(4) Includes 275,862 shares of Common Stock issuable upon conversion of Series B Preferred Stock.

(5) Represents 689,655 shares of Common Stock issuable upon conversion of Series B Preferred Stock.

(6) Includes 551,724 shares of Common Stock issuable upon conversion of Series B Preferred Stock.

(7) Represents 275,862 shares of Common Stock issuable upon conversion of Series B Preferred Stock.

(8) Represents 39,500 shares of Common Stock subject to stock options that are exercisable within 60 days of March 31, 1998.

(9) Includes 2,136,078 shares of Common Stock held by Gryphon, which Mr. Lurier may be deemed to beneficially own due to his status as an affiliate of the general partner of Gryphon.

(10) Includes 16,000 shares of Common Stock subject to stock options exercisable within 60 days of March 31, 1998.

(11) Includes 219,860 shares of Common Stock subject to stock options that are exercisable within 60 days of March 31, 1998.

(12) Represents 150,650 shares of Common Stock subject to stock options that are exercisable within 60 days of March 31, 1998.

(13) Represents 23,000 shares of Common Stock subject to stock options that are exercisable within 60 days of March 31, 1998.

(14) Includes 44,206 shares of Common Stock subject to stock options that are exercisable within 60 days of March 31, 1998.

(15) Represents 13,208 shares of Common Stock subject to stock options that are exercisable within 60 days of March 31, 1998.

(16) Represents 63,130 shares of Common Stock subject to stock options that are exercisable within 60 days of March 31, 1998.

(17) Represents 13,000 shares of Common Stock subject to stock options that are exercisable within 60 days of March 31, 1998.

(18) Includes an aggregate of 569,554 shares of Common Stock subject to stock options that are exercisable within 60 days of March 31, 1998. Includes 2,136,078 shares of Common Stock held by Gryphon which Mr. Lurier may be deemed to beneficially own due to his status as an affiliate of the general partner of Gryphon.

                         COMPLIANCE WITH SECTION 16(A)

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than ten percent of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of Common Stock with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish to Company with copies of all such forms that they file.

    To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were complied with.

                           PROPOSALS OF STOCKHOLDERS

    Any proposal of a stockholder intended to be presented at the next annual meeting must be received at the Company's principal executive offices no later than December 31, 1998, if the proposal is to be considered for inclusion in the Company's Proxy Statement relating to such meeting.

                             FINANCIAL INFORMATION

    A copy of the Company's Annual Report on Form 10-K, including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Paul G. Brown, III, Vice President of Finance and Administration, Energy BioSystems Corporation, 4200 Research Forest Drive, The Woodlands, Texas 77381.

                                 OTHER MATTERS

    The Company will bear the cost of preparing and mailing proxy materials as well as the cost of solicitation of proxies. The Company will reimburse banks, brokerage firms, custodians, nominees, and fiduciaries for their expenses in sending proxy materials to the beneficial owners of Common Stock and Preferred Stock. The Company has retained Corporate Communications Center, Inc. ("Corporate Communications") to assist in the solicitation of proxies and will pay approximately $800 for certain brokerage searches and proxy solicitations performed by Corporate Communications. In addition to solicitation by mail, certain directors, officers and regular employees of the Company and Corporate Communications may solicit proxies by fax, telex, telephone and personal interview.

                                          By Order of the Board of Directors

                                          /s/ Paul G. Brown, III

                                          Paul G. Brown, III
                                          VICE PRESIDENT, FINANCE AND
                                          ADMINISTRATION

May 1, 1998
The Woodlands, Texas

                         ENERGY BIOSYSTEMS CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
        THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 2, 1998

             The undersigned hereby constitutes and appoints William E. Nasser
and Paul G. Brown III, and each or either of          them, his true and lawful
attorneys and proxies with full power of substitution, for and in the name, place and stead of
P
         the undersigned, to attend the Annual Meeting of Stockholders of Energy
BioSystems Corporation to be held at the          Company's offices, 4200
Research Forest Drive, The Woodlands, Texas on Tuesday, June 2, 1998, at 10:00
a.m., central          daylight time, and any adjournment(s) thereof, with all
powers the undersigned would posses if personally present and to
R
         vote there at, as provided on the reverse side of this card, the number
of shares the undersigned would be entitled to vote          if personally
present. In accordance with their discretion, said attorneys and proxies are authorized to vote upon such
O
         other business as may properly come before the meeting or any adjournment thereof.
             Election of Directors, Nominees: William E. Nasser, Ramon Lopez, R. James Comeaux, Edward B. Lurier, Thomas E.
X
         Messmore, Daniel J. Monticello, Ph.D., John S. Patton, and William D. Young.

1.   ELECTION OF DIRECTORS                   / /  FOR,
     except vote withheld from the following nominee(s):

-----------------------------------------------------------
2.   Ratification of the appointment of Arthur Andersen LLP
     as the Company's independent public accountants for
     the fiscal year ending December 31, 1998.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    EVERY PROPERLY SIGNED PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE ON THE REVERSE SIDE OF THIS CARD. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ALL PRIOR PROXIES ARE HEREBY REVOKED.
                                                 DATED: _________________ , 1998
                                                 _______________________________
                                                          Signature(s)
                                                 _______________________________
                                                          Signature(s)

                                                 NOTE: Please sign exactly as
                                                 name appears hereon. Joint
                                                 owners should each sign. When
                                                 signing as attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such.

                                                 Change of address:
                                                 _______________________________
                                                 _______________________________
                                                 _______________________________